UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 4, 2016 (December 31, 2015)

FORESIGHT ENERGY LP
(Exact name of registrant as specified in its charter)

Delaware	001-36503	80-0778894
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
211 North Broadway Suite 2600 Saint Louis, MO		63102
(Address of principal executive offices)		(Zip Code)

(314) 932-6160
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 9e-4(c) under the Exchange Act (17 CFR 240.9e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Mr. Paul H. Vining

The board of managers of Foresight Reserves, LP, the holder of the majority of the outstanding voting interests of Foresight Energy GP LLC (the “General Partner”), the general partner of Foresight Energy LP (the “Partnership”), elected Mr. Paul H. Vining to serve on the board of directors of the General Partner (the "Board"), effective January 1, 2016.

Mr. Vining is currently CEO of Cline Group LLC, as well as President of Foresight Reserves, LP and CEO of Cutlass Collieries LLC, the international development arm of The Cline Group. With over 35 years of experience in the coal business Mr. Vining’s prior positions include President of Alpha Natural Resources, Inc., CEO of White Oak Resources LLC, President and Chief Operating Officer of St. Louis-based Patriot Coal Corporation, Chief Executive Officer of Magnum Coal Company, the top executive sales and trading positions for both Arch Coal, Inc. and Peabody Energy Corporation, and key sales and commercial roles at AGIPCOAL USA, Inc., Island Creek Coal Company and A. T. Massey Coal Company. Mr. Vining earned his Bachelor of Science in Chemistry from the College of William and Mary as well as his Bachelor of Science in Mineral Engineering and Master of Science in Extractive Metallurgy from Columbia University's Henry Krumb School of Mines.

There are no understandings or arrangements between Mr. Vining and any other person pursuant to which Mr. Vining was selected to serve as a director of the General Partner. There are no relationships between Mr. Vining and the Partnership or any of its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K. Mr. Vining will not receive compensation for his service on the Board.

Resignation of Mr. John F. Dickinson

On December 31, 2015, Mr. John F. Dickinson resigned from the Board. Mr. Dickinson’s resignation was not as a result of any disagreement with the Partnership regarding any matter related to its operations, policies or practices.

Item 9.01	Financial Statements and Exhibits.

(d)Exhibits.

The following exhibit is being furnished as part of this Current Report on Form 8-K:

Exhibit No.	Description
99.1	Press Release, dated January 4, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Foresight Energy LP

By:	Foresight Energy GP LLC, its general partner

By:	/s/ Robert D. Moore
Robert D. Moore
President & Chief Executive Officer

January 4, 2016

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated January 4, 2016

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